SUB-ITEM 77I

      CREATION OF SHARE CLASS

      MFS Blended Research Global Equity Fund, MFS Blended Research International Equity Fund, MFS Blended Research Emerging Markets Equity Fund, MFS Global New Discovery Fund, and MFS Mid Cap Growth Fund, each a series of MFS Series Trust IV (the "Trust"), established a new class of shares, Class T shares, as described in the prospectus contained in Post-Effective Amendment No. 73 to the Registration Statement of MFS Series Trust IV (File Nos. 2-54607 and 811-2594), as filed with the Securities and Exchange Commission via EDGAR on December 28, 2017 under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.